Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Franklin Financial Services Corporation of our report dated March 14, 2025 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Franklin Financial Services Corporation for the year ended December 31, 2024.

Crowe LLP

Washington, D.C.

May 15, 2025